UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2025
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West Wacker Drive	60601
25th Floor	(Zip Code)
Chicago
Illinois	(773)	945-6801
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement
As previously reported in the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K of Groupon, Inc. (the “Company”), an Italian subsidiary of the Company, Groupon S.r.l. (“Groupon Italy”), has been party to various disputed matters with the Italian tax authorities relating to tax years beginning as early as 2012. In connection with these matters, the Italian tax authorities had collectively asserted claims totaling approximately $170 million (€144 million).

As reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, on August 5, 2025, Groupon Italy and the Italian tax authorities reached a non-binding agreement in principle to resolve these matters for approximately $25.3 million (€21.6 million), of which approximately $10.1 million (€8.6 million) had been previously paid by Groupon Italy through provisional installment payments. As of September 30, 2025, the Company recorded foreign income tax expense of approximately $25.3 million (€21.6 million) related to these assessments, with approximately $15.2 million (€13.0 million) reflected in accrued expenses and other current liabilities.

On December 29, 2025, Groupon Italy and the Italian tax authorities entered into a binding framework agreement that definitively resolves all outstanding tax disputes involving Groupon Italy. Pursuant to the framework agreement, Groupon Italy paid approximately $25.2 million (€21.5 million) on or before December 31, 2025, inclusive of amounts previously paid, and will pay an additional approximately $33,000 (€28,000) in the first quarter of 2026. Following these payments, the Company expects the matters covered by the Italian tax assessments to be formally closed in the first quarter of 2026, and the Company does not expect any further material obligations relating to these assessments.

The Company does not expect any material changes to its accrued expenses related to these matters in the fourth quarter of 2025, and the settlement payments are expected to reduce the Company’s free cash flow by approximately $15 million.

The foregoing description of the framework agreement does not purport to be complete and is qualified in its entirety by reference to the framework agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On December 22, 2025, the Compensation Committee of the Board of Directors the Company approved an amendment (the “Amendment”) to the Company’s previously disclosed Performance Share Unit (“PSU”) award agreement with Dušan Šenkypl, the Company’s Chief Executive Officer, which was executed by Mr. Šenkypl and the Company on December 23, 2025.

The Amendment was approved and entered into to facilitate the correction of an administrative error relating to the tax treatment of PSUs that vested on August 11, 2025, in light of applicable foreign tax requirements. The Compensation Committee determined that the Amendment is administrative in nature, does not increase the number of PSUs or shares deliverable to Mr. Šenkypl, does not modify any performance- or service-based vesting conditions, except as necessary to effect the administrative correction, and does not confer any additional economic benefit or constitute a new compensatory arrangement.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Groupon S.r.l. Italian Tax Framework Settlement Agreement
10.2	Amendment No 1 to DS Performance Share Unit Award Agreement
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: December 31, 2025
By: /s/ Rana Kashyap Name: Rana Kashyap Title: Chief Financial Officer